NRG Energy, Inc.’s Conditional Offers to Purchase and Concurrent Alternative Consent
Solicitations for $4.7 Billion of
Outstanding Senior Notes Have Expired

PRINCETON, NJ; December 4, 2007—NRG Energy, Inc. (NYSE:NRG) announced today that its conditional tender offers and concurrent consent solicitations relating to its $4.7 billion of outstanding 7.25% senior notes due 2014, 7.375% senior notes due 2016 and 7.375% senior notes due 2017 (the Notes) have expired. No tendered Notes were accepted for payment and requisite consents to amend the indentures for the Notes were not received.

This news release does not constitute an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The tender offers and consent solicitations were made solely by the Notice of Conditional Offers to Purchase and Concurrent Alternative Consent Solicitations Statement, as supplemented.

About NRG
A Fortune 500 company, NRG Energy, Inc. owns and operates a diverse portfolio of power- generating facilities, primarily in Texas and the Northeast, South Central and West regions of the United States and also in Australia, Germany and Brazil. NRG is a member of USCAP, a diverse group of business and environmental organizations calling for mandatory legislation to achieve significant reductions of greenhouse gas emissions. NRG is also a founding member of “3C—Combat Climate Change,” a global initiative with 42 business leaders calling on the global business community to take a leadership role in designing the road map to a low carbon society.

More information on NRG is available at www.nrgenergy.com.

###

Media contacts:	Investor Relations:
Meredith Moore 609.524.4522	Nahla Azmy 609.524.4526
Lori Neuman 609.524.4525	Kevin Kelly 609.524.4527